Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01


AMENDMENT NO. 1, DATED AS OF MARCH 19, 1999
TO PRICING SUPPLEMENT NO. 11 DATED MARCH 19, 1999
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES H

                     UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             March 19, 1999      Book Entry: |X|
Issue Price:            100%                Certificated: |_|
Original Issue Date:    April 8, 1999       Principal Amount:    $ 35,000,000
Stated Maturity Date:   April 8, 2019       Net Proceeds:        $ 33,985,000
Interest Rate:          6.75%               Specified Currency:  U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Countrywide Securities Corporation

Minimum Denomination:   $1,000
Interest Payment Dates: April 8 and October 8, commencing October 8, 1999
Record Dates:           March 24 and September 23

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
| | The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
|X| The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date: April 8, 2004      Optional Repayment Dates:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms: The Notes may be redeemed at anytime following the Initial Redemption Date upon 10 business days' notice to the Holder.

                            --------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of February 28, 1999, the Guarantor did not have any secured indebtedness outstanding and CHL had $87,635,000 aggregate principal amount of secured indebtedness outstanding.
As of that date, CHL had $8,216,382,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.